EXHIBIT 10.2

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) executed August ___, 2008 (the “Execution Date”) between SPIRIT OF AMERICA NATIONAL BANK, a national bank (“Seller”), with a principal place of business in Milford, Ohio and an address at 450 Winks Lane, Bensalem, PA 19020, and World Financial Network National Bank (“Purchaser”), with an address at 3100 Easton Square Place, Columbus, OH  43219.

W I T N E S S E T H:

WHEREAS, Seller and Arizona Mail Order Company, Inc. (“Company”), a subsidiary of Crosstown Traders, Inc. (“Crosstown”), are parties to the Existing Merchant Services Agreement (as hereafter defined) pursuant to which Seller issues Credit Cards;

WHEREAS, in connection with Crosstown’s sale of the Company to Norm Thompson Outfitters, Inc. or one of its affiliates (“Golden Gate”), Seller is willing to sell and Purchaser, is willing to purchase, the Assets to be Sold (as hereafter defined) on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller, each intending to be legally bound, hereby agree as follows:

1.           Definitions    For purposes of this Agreement, the following terms shall have the meanings indicated:

           “Account” means a credit account on which a purchase transaction may be or has been made by (or by a person authorized by) the Cardholder pursuant to a Credit Card.

           “Account Balance” means, as to any Eligible Account, any and all amounts owing to Seller in respect of such Account by the Cardholder (including principal amounts for the payment of goods and services, accrued interest, periodic finance charges, late charges, fees and other finance and service charges) whether or not billed.

           “Account Duties” means the duties to the Cardholders of Eligible Accounts under the applicable Cardholder Agreements to bill, administer and collect the Assets to be Sold other than any duties associated with Credit Balances existing as of the Transfer Date.

           “Action” has the meaning set forth in Section 7.3(a) hereof.

“Adjusted Closing Statement” has the meaning set forth in Section 3.2(b).

“Adjusted Payment Amount” means an amount calculated in the same manner as the Payment Amount, except that such amount shall be calculated to take into account (w) transactions occurring between the Valuation Date and the Transfer Date, (x) any transactions that were unposted or unaccounted for as of the Transfer Date, including without limitation payments, credits, unallocated items, errors and other similar items relating to periods ending on or prior to the Transfer Date but posted to the Accounts after the Transfer Date, (y) the resolution on or after the Transfer Date of Cardholder Disputes, provided, however, that nothing herein shall limit Seller’s ability to pursue its chargeback rights against the Company as set forth in the Existing Merchant Services Agreement related to disputes (other than credit disputes) pending on the Transfer Date, and (z) information which became known to the parties which would (i) cause an Account to be classified as of the Transfer Date as an Ineligible Account or (ii) cause any portion of an Account Balance to be classified as Ineligible Account Dollars as of the Adjustment Date due to matters arising on or before the Transfer Date.  It is understood that the Transfer Date will occur in the middle of a Cycle for most Accounts.  In order to determine the Adjusted Payment Amount as contemplated by this definition, Purchaser and Seller will, prior to the Adjustment Date, cooperate and in good faith mutually determine whether the circumstances giving rise to such adjustment (each, an “Adjustment Event”) occurred on or prior to the Transfer Date.  Purchaser and Seller shall each provide such documentation as the other may reasonably request to validate its determination with respect to the timing of any disputed Adjustment Event hereunder.

 “Adjustment Amount” has the meaning set forth in Section 3.2(b).

“Adjustment Date” means the sixtieth (60th) day after the Closing Date (or, if such day is not a Business Day, the next succeeding Business Day).

“Adjustment Event” shall have the meaning given in the definition of “Adjusted Payment Amount”.

           “Agreement” means this Purchase Agreement, including all schedules and exhibits hereto, and, if amended, modified or supplemented, as the same may be so amended, modified or supplemented from time to time.

           “Assets to be Sold” shall have the meaning set forth in Section 2.1.

           “Assignment and Bill of Sale” means that document delivered by Seller to Purchaser on the Closing Date which provides for, among other things, the assignment and transfer to Purchaser of all of Seller’s rights, title and interest in the Assets to be Sold in substantially the form of Exhibit 2.

“Assumed Liabilities” means the Account Duties of Seller first arising from and after the Transfer Date to the extent related to the Assets to be Sold.

“Assumption Agreement” means an assumption agreement from Purchaser to Seller substantially in the form of Exhibit 3, pursuant to which, among other things, Purchaser confirms its assumption and agreement to perform and discharge the Assumed Liabilities.

“Books and Records” means, to the extent in Seller’s possession or control as of the Transfer Date, the additional information delivered pursuant to Schedule 8.3, all applications for Eligible Accounts, all Cardholder Agreements related to Eligible Accounts, all sales orders under Eligible Accounts, all customer service information (commonly referred to as “memo screens”) and copies thereof relating to Eligible Accounts, and any written correspondence pertaining to pending Cardholder inquiries in respect of the Eligible Accounts; provided, that “Books and Records” shall not include any comments or text entered onto Seller’s proprietary systems or hard copy prints of such information which are commonly referred to as “collections comments,” or any hardcopy formats containing Seller’s system screen formats.

“Business Day” means a day (not being a Saturday or Sunday) on which banks are open for normal banking business in Ohio.

           “Cardholder” means a person to whom a Credit Card is issued and in whose name the Account, in connection with which the Credit Card may be used, is established.

           “Cardholder Agreement” means an agreement between Seller and a Cardholder under which one or more Credit Cards are issued or utilized.

           “Cardholder Dispute” means, as to any Eligible Account, any billing dispute raised by a Cardholder which arises out of or relates to the business or operations of any of the Assets to be Sold prior to the Transfer Date.

           “Cardholder List” means the Cardholders’ names, telephone numbers, e-mail addresses and physical addresses for the Eligible Accounts which shall be set forth in the Closing Tapes delivered to Purchaser on the Transfer Date.

           “Charged Off Account” means any Account as to which the related account balance has been written off, or should have been written off, by Seller on Seller’s books on or prior to the Transfer Date in accordance with Seller’s normal and customary policies as in effect on the date of this Agreement including, without limitation, any Account which is more than one hundred seventy nine (179) days contractually past due as of the Transfer Date.

           “Closing” shall have the meaning set forth in Section 4.

           “Closing Date” means the Transfer Date.

           “Closing Statement” means a statement prepared by one party hereto (subject to confirmation by the other party hereto) with respect to the Assets to be Sold as of the Transfer Date in the same form, and on the same basis, as the statement attached hereto as Exhibit 1.

“Closing Tape” means an Account and Cardholder master file tape or tapes  including such information which exists on Seller’s system as of up to one (1) Business Day prior to the Transfer Date  and including with respect to all Eligible Accounts: (i) Cardholder customer service notes; (ii) the Cardholder List; (iii) transactions since last cycle dates; (iv) current and historical (at least twelve (12) months) transaction and transaction detail; (v) library of layouts; (vi) balancing report; and (vii) cycle to date history file, in a mutually agreed format; provided, that in preparing the Closing Tape, Seller shall only be required to include such information as is maintained by Seller and/or its servicer and available pursuant to Seller and or its servicer’s ordinary course system capabilities.

           “Company” means Arizona Mail Order Company, Inc., a Delaware corporation.

           “Company Purchase Agreement” means that certain Asset Purchase Agreement dated of even date herewith pursuant to which Crosstown Traders, Inc. has agreed to sell the Company to Golden Gate.

           “Conversion Schedule” means (i) the plan and schedule for the Closing as agreed upon in writing by the Purchaser and Seller and (ii) Annex I, TSYS Support; as the same may be amended from time to time by mutual written agreement of the Purchaser and Seller.

           “Conveyance Documents” shall have the meaning set forth in Section 10.4(a).

           “Credit Balance” means, as to any Eligible Account, any and all amounts owing by Seller to the Cardholder in respect of such Account as a credit balance whether or not billed.

           “Credit Card” means a card issued by Seller or its Predecessor in Interest and bearing one or more of the Trade Names, including without limitation all credit cards subject to the Existing Merchant Services Agreement and commonly known as a credit card but expressly excluding any credit cards bearing the name Lane Bryant, Lane Bryant Catalog or Lane Bryant Woman.

           “Cycle” shall mean each monthly billing cycle for an Account, as determined by Seller or Purchaser (as applicable) in accordance with its normal practice (or as otherwise mutually agreed).

“Domain Name Assignment” means those certain transfer authorization codes necessary to effectuate the transfer and assignment to Purchaser’s parent company Alliance Data Systems Corporation of the Domain Names.

“Domain Names” means the following domain names:

STATEMENT-BEDFORDFAIRCARD.COM;
STATEMENT-BROWNSTONESTUDIOCARD.COM;
STATEMENT-COWARDSHOECARD.COM;
STATEMENT-INTIMATEAPPEALCARD.COM;
STATEMENT-LEWMAGRAMCARD.COM;
STATEMENT-OLDPUEBLOTRADERSCARD.COM;
STATEMENT-REGALIAONLINECARD.COM;
STATEMENT-SHOPTHEBAYCARD.COM;
STATEMENT-WILLOWRIDGECATALOGCARD.COM;
AMOCARD.COM;
BEDFORDFAIRCARD.COM;
BROWNSTONE-STUDIOCARD.COM;
BROWNSTONESTUDIOCARD.COM;
COWARDSHOECARD.COM;
INTIMATEAPPEALCARD.COM;
LEW-MAGRAMCARD.COM;
LEWMAGRAMCARD.COM;
OLDPUEBLOTRADERSCARD.COM;
REGALIAONLINECARD.COM;
SHOPTHEBAYCARD.COM; and
WILLOWRIDGECATALOGCARD.COM

“Eligible Account” means any Account which is not an Ineligible Account.

“Estimated Payment Amount” has the meaning set forth in Section 3.2(a).

“Execution Date” shall have the meaning set forth in the first paragraph of this Agreement.

“Existing Merchant Services Agreement” means the agreement between Seller (or its affiliate) and Golden Gate (or its affiliate) dated as of the Execution Date pursuant to which Seller will provide credit card servicing for the Company prior to the Transfer Date.

           “Financial Information Computation Date” shall have the meaning set forth in Section 8.3 hereof.

           “Ineligible Account” means any of the following:

(a) Any Account the Cardholder of which has, prior to the Transfer Date, filed a petition or a petition has been filed against the Cardholder seeking relief under the federal bankruptcy law or any other law dealing with the insolvency of a consumer or the inability of a consumer to pay his/her debt, in either case for which notice of the same has been received by Seller or Purchaser not later than sixty (60) days after the Transfer Date;

(b) Any Account which, on the Transfer Date represents a Charged Off Account on Seller’s books;

(c) Any Account as to which Seller shall, at any time prior to the Adjustment Date, have received notification, not thereafter rescinded, of any actual or possible fraud loss or lost or stolen Credit Card occurring prior to the Transfer Date, except to the extent the Account has been reaffirmed;

(d) Any Account that as of the Transfer Date is subject to pending litigation (unless Purchaser and Seller elect to transfer such Account prior to the Transfer Date);

(e) Any Account for which Seller has been notified prior to the Transfer Date that the Cardholder thereof has died;

(f) Accounts in which the Cardholder’s address as of the Transfer Date is not within the United States, District of Columbia, Puerto Rico or another United States territory, Mexico or Canada or is not a U.S. APO or U.S. F.P.O. account;

(g) Accounts in which the Cardholder as of the date the Account was opened had not attained the age of eighteen (unless the Cardholder subsequently affirmed the Account after attaining the age of eighteen, it being agreed that use of the Credit Card by the Cardholder after attaining the age of eighteen shall be deemed an affirmation of the  Account). If an Account is a joint account, such Account shall be an Ineligible Account only if no Cardholder of the Account has attained the age of eighteen;

(h) Accounts in which as of the Transfer Date the Cardholder is a business or which, to Seller’s knowledge, otherwise represent a commercial receivable; and

(i)           Accounts which have a zero balance and which had a date of last purchase greater than eighteen (18) months  preceding the Transfer Date and are classified by Seller, in the ordinary course of Seller’s business, as “inactive” accounts.

“Ineligible Account Dollars” means the dollar amounts associated with the Cardholder Disputes that are not resolved by the Transfer Date as specified in Section 6.1.

 “Interested Parties” means with respect to any securitization or other transfer of the Account Balances attributable to the Accounts, brokers, placement agents, rating agencies, certificate holders, investors, credit enhancement providers and other persons that may acquire an interest in the Account Balances (whether or not evidenced by securities), and their respective affiliates, accountants, attorneys and other representatives.

“Interim Period” means the interval from the Execution Date to and including the Transfer Date.

“Liens” means all assignments, security interests, claims, liens, encumbrances or rights or other interests of third parties whatsoever including, without limitation, the liens of any Securitization Agreements.

“Loss” has the meaning set forth in Section 7.1 hereof.

“New Merchant Services Agreement” has the meaning set forth in Section 9.8 hereof.

           “Payment Amount” shall have the meaning set forth in Section 3.2.

           “Predecessor in Interest” means Arizona Mail Order Company, Inc., Bedford Fair Apparel, Inc., LM&B Catalog, Inc., Monterey Bay Clothing Company, Inc., Crosstown Traders, Inc. and any special purpose entities created or administered by Seller or any of the foregoing, which in any case is in the chain of title of the Assets to be Sold.

           “Purchased Account” means, from and after the Transfer Date, an Eligible Account which is actually purchased by Purchaser pursuant to the terms of this Agreement.

           “Repurchase Price” means, for any Ineligible Account, an amount equal to (i) 100% of the Payment Amount originally paid for such Account by Purchaser, plus (ii) the aggregate amount of any purchases made on such Account after the Transfer Date, plus (iii) all fees and accrued interest on such Account from the Transfer Date to the date of repurchase (whether or not billed) less (iv) the aggregate amount of any payments received by Purchaser relating to such Account, less (v) the aggregate amount of any credits posted to such Account after the Transfer Date.

           “Securitization Agreement” shall mean any agreement between Seller and a third party pursuant to which any part of the Assets to be Sold is transferred, assigned, pledged or subject to a security interest.

“Tax” (and, with correlative meaning, “Taxes”) shall mean any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, goods and services, value added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, additional tax or additional amount imposed by any governmental authority.

“Trade Names” mean the following names, symbols and/or logos associated with the AMO credit program: AMO, Arizona Mail Order, Old Pueblo Traders, BFA, Bedford Fair Lifestyles, Willow Ridge, Lew Magram, Brownstone Studios and Monterey Bay clothing company. Trade Names do not include the tradenames Home, Etc., Lane Bryant Woman, Lane Bryant Catalog, or Lane Bryant.

           “Transfer Date” means the close of business on October 31, 2008 or such other date as the parties may mutually agree.

“Valuation Date” means a mutually agreeable date not less than one (1) Business Day nor more than four (4) Business Days prior to the Transfer Date.

2.	Assets to be Sold

2.1	Sale and Purchase

On the Transfer Date, Seller agrees to sell, assign and transfer to Purchaser, and Purchaser agrees to purchase from Seller, all rights, titles and interests of Seller in and to the following assets and properties as in existence on the Transfer Date (collectively, the “Assets to be Sold”):

(i)	All Eligible Accounts (including the Account Balances thereunder);

(ii)	All Cardholder Agreements relating to Eligible Accounts;

(iii)	All Books and Records relating to Eligible Accounts; and

(iv)	All Credit Cards related to the Eligible Accounts.

The sale of the Eligible Accounts (including the Account Balances thereunder) and the other Assets to be Sold is made without recourse to Seller, subject only to Seller’s representations and warranties and indemnification set forth in this Agreement.

2.2	Transfer and Assumption

On the Transfer Date Purchaser agrees to assume, and Seller agrees to assign and transfer to Purchaser, the Assets to be Sold and the Assumed Liabilities, including without limitation the Account Duties by execution and delivery to Purchaser on the Transfer Date of the Assignment and Bill of Sale (and such other documents as are required to effectuate such sale) and Purchaser agrees to confirm such assumption by execution and delivery to Seller on the Transfer Date, of the Assumption Agreement.

2.3	Consents

Seller shall obtain all consent(s) required to be obtained by Seller in connection with the sale, transfer and assignment to Purchaser of the Assets to be Sold including, without limitation, the consents specified in Section 5.5 hereof.

2.4	Books and Records

Seller shall deliver to Purchaser on the Transfer Date the Books and Records; provided, however, that Seller may retain any part of the Books and Records directly relating to Ineligible Accounts (provided that if such part of the Books and Records also relate to Eligible Accounts, Seller may retain the original thereof and deliver a copy to Purchaser) and provided further that Seller may retain copies of any part of the Books and Records for regulatory compliance purposes or pursuant to Seller’s bona fide document retention policies, subject to the confidentiality obligations and use restrictions otherwise set forth in this Agreement (except with respect to those portions of the Books and Records retained by Seller as relating to Ineligible Accounts).

2.5	Excluded Assets

Nothing contained in this Agreement, or in any document executed in connection herewith, shall be deemed to transfer any of Seller’s right, title and interest in, and the Assets to be Sold shall not include, the Ineligible Accounts, the Credit Balances, any other credit card accounts owned by Seller, Seller’s names or marks used in association with the Accounts, or any other asset of Seller not specifically identified in Section 2.1 (the “Excluded Assets”) and Purchaser shall have no obligations or liabilities with respect to any Excluded Assets.

3.	Transfer Date, Conversion and Consideration for Assets to be Sold

3.1	Transfer Date and Conversion

During the Interim Period, Seller and Purchaser shall mutually cooperate and take all action reasonably necessary to plan for and effectuate the orderly conversion and delivery on the Transfer Date by Seller to Purchaser’s processing system of the Closing Tape and the Books and Records.  The parties agree to use commercially reasonable efforts to comply (and in the case of Seller to cause its service provider, TSYS, to comply) with the Conversion Schedule and Seller shall use commercially reasonable efforts to deliver (and cause TSYS to deliver) to Purchaser the support and information specified therein on the dates specified in the Conversion Schedule (as the same may be revised by mutual agreement).  Purchaser agrees that it will (x) conduct the conversion of Assets to be Sold onto its systems, including without limitation, the processing of Cardholder change in terms and other notifications, and (y) administer the Assets to be Sold from and after the Closing Date, each in compliance with all applicable laws, rules, regulations and orders. Seller will pay the costs associated with the de-conversion of the applicable Assets to be Sold from its and/or its servicer’s systems, and Purchaser will pay the costs associated with the conversion onto its designated processing system of the applicable Assets to be Sold.

3.2	Payment Amount; Adjustments

(a)           The amount to be paid by Purchaser to Seller for the Assets to be Sold shall be an amount equal to (x) one hundred percent (100%) of the total of the Account Balances on all Eligible Accounts less (y) the Ineligible Account Dollars as of the Transfer Date (the “Payment Amount”).  At least two (2) Business Days before the Transfer Date, Seller shall deliver a Valuation Date Closing Statement (the “Preliminary Closing Statement”) to Purchaser setting forth the estimated Payment Amount as of the Valuation Date (the “Estimated Purchase Price”) and specifying in reasonable detail the calculation thereof including the aggregate number of Eligible Accounts and the aggregate dollar amount of the Account Balances and all other information set forth in the form of Preliminary Closing Statement attached hereto as Exhibit 1.  At the Closing, Purchaser will pay Seller or Seller’s assignee by wire transfer in immediately available funds to an account designated by Seller an amount equal to the Estimated Purchase Price (subject to mutually agreed adjustments).  Within sixty (60) days after the Transfer Date, the parties shall perform a “true-up” of the Payment Amount, as set forth in clause (b) below to determine the Adjusted Payment Amount, which Adjusted Payment Amount shall be the Payment Amount hereunder.  For the avoidance of doubt, Purchaser is not acquiring or assuming liability with respect to, and the calculation of the Payment Amount set forth in this Section 3.2(a) shall not take into account, any Credit Balances on Eligible Accounts, the refund of which shall remain the responsibility of the Seller following the Closing Date as set forth in Section 6.4.  Seller shall refund all Credit Balances known as of the Valuation Date on or before the Closing Date and any remaining Credit Balances as of the Closing Date shall be refunded within ten (10) days after the Adjustment Date.

(b)           Within five (5) Business Days after finalization of the Adjusted Closing Statement as set forth in this Section 3.2(b), the Payment Amount shall be adjusted and either Purchaser or Seller, as the case may be, shall pay to an account designated by the other party, by wire transfer in immediately available funds, the Adjustment Amount.  On the Adjustment Date, Purchaser shall prepare and deliver to Seller an adjusted Closing Statement relating to and specifying in reasonable detail the calculation of the Adjustment Amount and the Adjusted Payment Amount, together with the total Account Balance for each of the Eligible Accounts as of the Transfer Date and all other information set forth in the form of Preliminary Closing Statement attached hereto as Exhibit 1 (as modified by mutual agreement of the Purchaser and Seller, the “Adjusted Closing Statement”) and shall provide Seller and its authorized representatives reasonable access to its books and records relating to same as necessary to verify such calculation.  The “Adjustment Amount” shall be the difference between (i) the Estimated Payment Amount, and (ii) the Adjusted Payment Amount as set forth on the Adjusted Closing Statement, together with interest on such difference calculated at the federal funds rate (at weighted average daily rates reported by the Federal Reserve System) from the Transfer Date to the date of payment.  A positive Adjustment Amount shall be payable by Seller to Purchaser; a negative Adjustment Amount shall be payable by Purchaser to Seller.

(c)           Dispute Resolution.   In the event Seller shall disagree with any item on the Adjusted Closing Statement provided by Purchaser, and if, after good faith discussion, the parties are not able to agree to such modification, adjustment or other change, then such dispute shall be handled in accordance with Section 14.1 of this Agreement.   Any such request related thereto shall be in writing, with a copy provided simultaneously to Purchaser, and shall specify with particularity the adjustment, modification or other change requested.  The determination of the Adjustment Amount rendered thereby shall be final.  Any payment (including interest) required by either Seller or Purchaser based on the final determination of the Adjustment Amount shall be made no later than five (5) Business Days following receipt of notice of the final determination. The net amount due by either party shall be accompanied by interest on such amount calculated on the basis of the federal funds rate, for each day commencing on the later of the Transfer Date or the Closing Date, as the case may be, through and including the date of such payment. The fees and disbursements relating to any such determination by the Accountant shall be borne by the non-prevailing party or allocated proportionately between the parties in the event that each party prevails as to some disputed items.

(d)           For a period of ninety (90) days following the Closing Date (the “Repurchase Period”), in the event any Purchased Account is discovered by Purchaser or Seller to have been an Ineligible Account as of the Transfer Date (and to the extent such Ineligible Account has not been returned and accounted for in the Adjusted Closing Statement), Purchaser may request that Seller repurchase such Ineligible Account and Seller shall repurchase such Ineligible Account for an amount equal to the Repurchase Price.  To the extent Purchaser has discovered that any Purchased Account is an Ineligible Account prior to completion of the Adjusted Closing Statement, Purchaser shall submit such Ineligible Account to Seller for repurchase under this Section 3.2(d) as part of the Adjusted Closing Statement in accordance with Section 3.2(b)). Purchaser may submit to Seller an additional list of any Ineligible Accounts subsequently identified by Purchaser or Seller prior to the expiration of the Repurchase Period.  Following its receipt of the Repurchase Price from Seller in respect of an Ineligible Account, Purchaser shall promptly return to Seller all Assets to be Sold in its possession or control in respect of such Ineligible Account, and the Parties shall thereafter take such action as is reasonably necessary to ensure that title to such Ineligible Account is fully vested in Seller free and clear of all liens and encumbrances.

4.           Closing

The closing in respect of the sale and purchase of the Assets to be Sold (the “Closing”) shall take place on the Transfer Date (or such other date as may be mutually agreed to by the parties, it being agreed that in the absence of agreement, the Closing shall take place on the Transfer Date) and shall take place through the wire transfer of the Estimated Purchase Price, and facsimile exchange, together with subsequent overnight courier exchange, of the required closing documents and upon receipt by Seller of such payment and facsimile documents, hand-delivery to Purchaser’s representative of two (2) copies of the Closing Tape.

5.           Agreements of Seller During Interim Period

During the Interim Period:

5.1	Information

Seller shall provide Purchaser with such information related to the Eligible Accounts as agreed by the parties in good faith that is reasonably required by the Purchaser to facilitate the conversion of the Accounts by the Transfer Date in accordance with the Conversion Schedule.

5.2	Communications with Cardholders

During the Interim Period, Purchaser shall be entitled to communicate with and deliver information and other communications to Cardholders of the Eligible Accounts concerning the transactions contemplated by this Agreement and the business and operations of Purchaser and the Company as approved in advance by Seller in its reasonable discretion (including written correspondence and messages on Seller’s customer website). In furtherance thereof, Seller, if so requested by Purchaser, shall on behalf of Purchaser, and subject to Seller’s normal insertion and review and approval requirements, insert a communication from Purchaser to the Cardholders of the Eligible Accounts in all periodic billing statements (mail or electronic) advising of the purchase and of any terms or changes which Purchaser proposes to make.  In addition to the foregoing, Seller will at the written request of Purchaser deliver a file of the names and address of Cardholders of the Eligible Accounts to Purchaser for the sole purpose of enabling Purchaser to effect a single, simultaneous blanket mailing to all Cardholders, informing such Cardholders of the expected Transfer Date and of any terms or changes which will be imposed or made by Purchaser effective as of the Transfer Date.  Except for costs such as envelopes and postage (except for excess postage caused by the insertion of any such communications which shall be borne by Purchaser) which would otherwise be incurred by Seller in connection with the billing statement referred to in the second sentence of this Section 5.2, Purchaser shall pay all of the costs of communications referred to in this Section.  All notices and forms provided by Purchaser shall comply with all applicable laws and regulations.

5.3	Conduct of Business During the Interim Period

Except as may be otherwise required by law or regulatory requirement (including the rules of any national securities exchange on which Seller’s affiliates’ securities are listed), or unless Purchaser otherwise consents in writing (which consent shall not be unreasonably withheld), during the Interim Period:

a. Seller will manage, administer and operate the Assets to be Sold (including, without limitation, performing collection activities thereon) in the ordinary course of business consistent with past practices (except as otherwise required hereunder) and in accordance with the Existing Merchant Services Agreement;

b. Seller will keep and maintain records and books of all revenues relating to the Assets to be Sold and shall pay all expenses relating to the Assets to be Sold, in the same manner as it has in the past and as in effect on the date of this Agreement;

c. Seller will duly comply in all material respects with all laws, rules and regulations as the same relate to the Assets to be Sold and Seller’s administration thereof;

d. Seller will not transfer, assign, encumber or otherwise dispose of, or enter into any contract, agreement or understanding to transfer, assign, encumber or otherwise dispose of, any Eligible Accounts or Assets to be Sold, except for assignments of Eligible Accounts for collection in the ordinary course of business consistent with past practices or activities in connection with the securitization of Eligible Accounts pursuant to the Securitization Agreements consistent with past practices;

e. Seller will promptly advise Purchaser in writing of any material actions, suits or proceedings which, to Seller’s knowledge, are commenced, threatened or arise against or affecting the Assets to be Sold and will promptly advise Purchaser in writing of any other actual or, to the extent known by Seller, prospective material adverse change in the Assets to be Sold;

f. Notwithstanding the prior provisions of this Section 5.3, commencing on the date seven (7) days prior to the Transfer Date, Seller shall not accept or process any applications for new Accounts. In the event Seller receives any such applications for new Accounts following such date, Seller shall, to the extent permitted by applicable law, rule or regulation, promptly deliver the same to Purchaser.  During such period, Seller shall not be restricted from issuing Credit Cards with respect to applications that were processed by Seller prior to ceasing to accept or process new applications; and

g.           If Seller maintains any toll free customer service telephone numbers or toll free authorizations numbers which, in each case, are dedicated solely to servicing the Accounts, Seller shall execute and deliver to Purchaser or such other party as appropriate such documents as are necessary to enable Purchaser to acquire the customer service toll-free numbers associated with the Accounts by the Transfer Date.

5.4           Debt Cancellation.

Seller represents that it does not maintain any debt cancellation or credit insurance programs with respect to the accounts.

5.5           Securitization Agreements.

On and prior to the Transfer Date Seller shall take all actions required pursuant to its Securitization Agreements in order to enable Seller to transfer the Assets to Be Sold to Purchaser free and clear of all liens and security interests on the Transfer Date. Seller shall be responsible for all filing costs and fees necessary to terminate any security interest in the Assets to be Sold prior to transfer.  On the Transfer Date Seller shall provide Purchaser evidence of termination of any such security interest.  On the Transfer Date Seller shall provide to Purchaser fully executed and in full force and effect UCC-3 amendments with respect to each financing statement filed against Seller in Delaware or in Ohio, in each case releasing the Assets to be Sold from the collateral covered by such financing statement.

5.6           Lockbox/Payments During Interim Period

Commencing on the date specified in the Conversion Schedule, and thereafter during the Interim Period, Seller shall revise the billing remittance address on all periodic statements for (i) Eligible Accounts and (ii) Ineligible Accounts to Purchaser’s lockbox account address held by ADS Alliance Data Systems, Inc. at the address specified by Purchaser in writing. During the Interim Period, Purchaser shall direct ADS Alliance Data Systems, Inc. to overnight all correspondence and remittances received at such lockbox (unopened) directly to Seller on a daily basis at such single address as Seller may designate from time to time on not less than three (3) days’ prior notice to Purchaser.  On the date specified in the Conversion Schedule Seller will revise the billing remittance address on all periodic statements for Ineligible Accounts retained by Seller to any address selected by Seller.

6.           Certain Agreements of Purchaser and Seller

6.1	Cardholder Disputes

Subject to its chargeback rights against Company pursuant to the Existing Merchant Services Agreement (which chargeback rights shall survive the termination of the Existing Merchant Services Agreement), Seller shall be responsible for final resolution of all Cardholder Disputes (involving matters within Seller’s control) of which Seller receives notice on or before the Transfer Date.  Seller shall either resolve such Cardholder Disputes prior to the Transfer Date in accordance with its normal procedures and applicable law and regulations, or if it is unable to so resolve the Cardholder Dispute, mail such acknowledgements as are required by law or regulation, and promptly furnish to Purchaser all materials relating to the Cardholder Dispute.  To the extent any such Cardholder Disputes are not resolved by the Transfer Date, the dollar amount associated with the Cardholder Dispute shall be Ineligible Account Dollars. Subject to adjustment for Cardholder Disputes received between the Transfer Date and the Adjustment Date relating to matters existing prior to the Transfer Date, Purchaser shall be responsible for the final resolution of all Cardholder Disputes for which notice is received after the Transfer Date; provided that Seller will, during the 90-day period following the Transfer Date, use commercially reasonable efforts to assist Purchaser in resolving such other Cardholder Disputes.

6.2 Purchaser’s Securitization of Accounts.

The Seller shall make available such additional information regarding the Assets to be Sold as is reasonably requested by Purchaser or Purchaser’s potential investors and their representatives in connection with a securitization by Purchaser of the Eligible Accounts and Purchaser may disclose information regarding the Seller and the origination and servicing of the Accounts (and performance information on the Assets to be Sold) to rating agencies, representatives and such potential investors without the requirement of execution of a confidentiality agreement provided such disclosure is consistent with normal and customary standards with respect to securitization offerings of asset backed securities.  Notwithstanding the foregoing, Purchaser shall advise such potential investors and their representatives of the confidential nature of the information.   Purchaser may assign its rights and remedies under this Agreement and the Conveyance Documents to subsequent holders of the Assets to be Sold in conjunction with Purchaser’s securitization of the Eligible Accounts.

6.3	Confidentiality of Information

(a)           Purchaser’s affiliate ADS Alliance Data Systems, Inc. (“ADS”) and Seller are parties to that certain Mutual Non-Disclosure Agreement effective as of May 21, 2008 (the “Confidentiality Agreement”).  Purchaser agrees to be bound by the terms and conditions of the Confidentiality Agreement on the same terms and conditions applicable to ADS as if Purchaser had originally executed the Confidentiality Agreement. Except as otherwise set forth herein, the Confidentiality Agreement shall survive and continue in full force and effect on its terms following the execution and delivery of this Agreement, and the parties hereto shall continue to be bound by their respective obligations thereunder.  Notwithstanding the foregoing, Purchaser shall be entitled to share Confidential Information of the Seller to (i) Interested Parties as necessary in connection with Purchaser’s securitization of the Assets to be Sold and (ii) with Golden Gate and/or its affiliate as may be necessary in connection with performing Purchaser’s obligations under the New Merchant Services Agreement and this Agreement.

(b)           Except for those portions of the Books and Records retained by Seller as relating to Ineligible Accounts pursuant to Section 2.4, from and after the Transfer Date, the Books and Records (including, without limitation, the Cardholder List) shall constitute Confidential Information of Purchaser and shall not be used by Seller for any purpose other than as contemplated by this Agreement and in connection with Seller’s internal administration of its business related to the Accounts.

6.4	Payments Received by Seller and Purchaser; Credit Balances

(a)           Seller will hold in trust for and promptly remit to Purchaser all monies on Purchased Accounts which are received by Seller after the Transfer Date, in accordance with the following procedures.

(i)           from the Transfer Date through the date ninety (90) days after the Transfer Date, Seller shall, on each Business Day, (x) wire transfer to an account designated by Purchaser an amount equal to the aggregate of all sums received by Seller on account of the Purchased Accounts during such Business Day and any non-Business Day occurring since Seller’s previous wire transfer and (y) provide to Purchaser by encrypted email to an address specified by Purchaser in writing (in an industry standard encrypted, password protected file) an electronic common deliminated file in the format agreed to by the parties (the “File”) setting forth all payments received by Seller and the Account number to which such payment relates in respect of the Purchased Accounts during such Business Day and any non-Business Day occurring since Seller’s previous submission of a File to Purchaser hereunder;

(ii)           from the date ninety-one (91) days after the Transfer Date through the date one hundred eighty (180) days after the Transfer Date, Seller shall, within five (5) Business Days after receipt of payment, (x) wire transfer to an account designated by Purchaser an amount equal to the aggregate of all sums received by Seller on account of the Purchased Accounts during such Business Day and any other day occurring since Seller’s previous wire transfer and (y) provide to Purchaser by encrypted email to an address specified by Purchaser in writing the File listing all payments received by Seller in respect of the Purchased Accounts during such Business Day and any other day occurring since Seller’s previous submission of a File to Purchaser hereunder;

 (iii)           commencing on the date one hundred eighty-one (181) days after the Transfer Date, and thereafter, Seller shall return any payment received on account of any Purchased Account to the sender together with a letter setting forth Purchaser’s remittance address.  Purchaser acknowledges and agrees that Seller shall have no obligation to remit payments in respect of Eligible Accounts to Purchaser after more than one hundred eighty-one (181) days after the Transfer Date.

Notwithstanding the foregoing, Seller shall have the right to offset against such monies due to Purchaser the amounts due to Seller from any payments related to Purchased Accounts which are returned, refused or rejected for payment by the issuing bank after the Transfer Date and Seller shall provide Purchaser with reasonable documentation thereof.

(b) Commencing on the Transfer Date, Seller hereby authorizes and empowers Purchaser to sign and endorse Seller’s name on all checks, drafts, money orders or other forms of payment relating to the Purchased Accounts.  In addition, Seller shall within thirty (30) days after the Transfer Date cease accepting payment by credit card on the Purchased Accounts.

(c)           Purchaser agrees that it will use commercially reasonable efforts to forward or remit to Seller any payment or the amount of any payment, as the case may be, on any Ineligible Account, and will promptly forward any other document pertaining to any Ineligible Account received after the Closing Date.   In performing its obligations under the preceding sentence, Purchaser will adhere to the following payment method until the date ninety (90) days after the Transfer Date or such earlier date as Seller and Purchaser reasonably determine that the volume of remittals no longer justifies it and thereafter may lengthen the remittance period or discontinue forwarding payments and return payments to the sender:  Within two (2) Business Days after receipt of the payment, Purchaser will (i) provide to Seller by encrypted email to an address specified by Seller in writing a File  listing all payments received by Purchaser in respect of the Ineligible Accounts during such Business Days and any non-Business Day occurring since Purchaser’s previous submission of a File to Seller hereunder, and (ii) remit to Seller by wire transfer pursuant to the instructions applicable to Purchaser as provided in writing by Seller the aggregate amount of such payments as set forth therein.  Anything in this Section 6.4 (b) to the contrary notwithstanding, Seller acknowledges and agrees that Purchaser shall have no obligation to remit payments in respect of Ineligible Accounts to Seller after the date which is six (6) months after the Transfer Date, and that Purchaser shall thereafter return any such payment or amount to the sender.

(d)           Seller shall use commercially reasonable efforts to refund to Cardholders all Credit Balances known by Seller ten (10) days prior to the Closing Date by the Closing Date and, in any event, Seller shall refund to Cardholders all Credit Balances existing as of the Closing Date no later than ten (10) Business Days following the Closing Date.

6.5	Collection of Purchased Accounts

Purchaser shall have the right to take, or cause to be taken, such action to enforce Purchaser’s rights with respect to any Purchased Account as Purchaser may deem necessary or appropriate in the circumstances.  Upon Purchaser’s request, Seller shall execute in favor of Purchaser such Account-specific assignment documents as may be reasonably necessary to allow Purchaser to pursue, in Purchaser’s own name, collection or enforcement action on the Purchased Accounts.  Seller hereby constitutes and appoints Purchaser its true and lawful attorney-in-fact for such purpose, with full power of substitution in the premises, which appointment shall include (but shall not be limited to) the power to demand, sue for, collect and receive any and all amounts owing at any time on any Purchased Account and owed to Purchaser, and to endorse checks, drafts, orders and other instruments tendered in payment of any Account and to settle, compromise, prosecute or defend any claims Purchaser or Seller may have with respect to such instruments.  This power of attorney shall be deemed to be a power coupled with an interest.  Any collection of such Accounts by Purchaser shall be performed in accordance with all applicable laws and regulations.

6.6	Further Assurances/Post Closing Covenants

The parties hereto hereby covenant as follows, which covenants shall survive the Transfer Date:

(a) On and after the Transfer Date, Seller shall (for itself and for its Predecessor(s) in Interest) (i) execute, acknowledge and deliver all such acknowledgements, certificates, assignments and other instruments and take such further action as may be reasonably necessary and appropriate effectively to vest in Purchaser the full legal and equitable title to the Assets to be Sold, free and clear of all Liens, and (ii) use reasonable efforts to assist Purchaser in the orderly transition of the operations acquired by Purchaser.  In addition, to the extent transferable, on or before the Transfer Date, Seller shall assist in the acquisition by Purchaser (or relinquish for the benefit of Purchaser) of any toll-free customer service telephone numbers maintained by Seller exclusively for the purpose of servicing the Accounts.

(b) On and after the Transfer Date, Purchaser shall execute, acknowledge and deliver all such acknowledgements and other instruments and take such further action as may be necessary and appropriate to relieve and discharge effectively Seller from any obligations remaining under those liabilities and obligations assumed by Purchaser pursuant to the terms hereof.

(c)           Within thirty (30) days after the Transfer Date, Seller shall provide to the credit reporting agencies used by Seller in connection with the Eligible Accounts a letter of closure or deletion of the Seller’s trade line records with respect to such Eligible Accounts.

(d)           Seller shall, for a period of ninety (90) days after the Transfer Date, for no additional consideration, reasonably cooperate with the Purchaser in connection with the conversion of the Eligible Accounts to Purchaser’s processor by answering questions regarding the Closing Tape and the Books and Records to the extent within Seller’s knowledge.

(e)           Seller agrees that Seller will at all times comply with Seller’s privacy policy regarding the Cardholder List and will comply with Seller’s obligations under the Company Purchase Agreement and Existing Merchant Services Agreement with respect thereto.

(f)           Seller agrees that Company shall be entitled to continue accepting the existing Credit Cards issued to Eligible Accounts following the Transfer Date for a reasonable period of time following the Transfer Date. Not more than sixty (60) days following the Transfer Date Purchaser shall either issue new credit cards to the Cardholders associated with all active Purchased Accounts or notify such Cardholders of account termination.  In the event the Cardholder of inactive or never active Eligible Account desires to activate their Eligible Account following the Transfer Date, Purchaser shall either issue a new credit card to such Cardholder or notify such Cardholder of account termination.

(g)           Between the Execution Date and the Transfer Date, subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or appropriate hereunder to consummate the transactions contemplated by this Agreement.  Each party further agrees to use its commercially reasonable efforts to obtain consents of all third parties and governmental agencies necessary for the consummation of the transactions contemplated by this Agreement.

(h)           During the period beginning on the Transfer Date and ending on the date two (2) years after the Transfer Date, to the extent the requested information is in Seller’s possession or control, Seller will provide to Purchaser within ten (10) Business Days after Purchaser’s request from time to time the following information related to the Purchased Accounts (in each case for the twenty-five (25) month period immediately preceding the Transfer Date), (i) historical billing statements, (ii) transaction history, (iii) completed applications, (iv) customer service correspondence from and to Cardholders, (v) any applicable consumer credit counseling agreements with Cardholders, and (vi) customer service notes. In addition, Seller will, for the ninety (90) day period immediately following the Transfer Date, forward to Purchaser any document or correspondence pertaining to any Purchased Account received after the Transfer Date.  Seller shall maintain all documents in its possession and control in accordance with its normal and customary document retention policies and as required by all applicable laws.

(i)           For a period of ninety (90) days after the Transfer Date, Seller will cause its “customer service department” to direct telephone inquiries received from any Cardholder on any Purchased Account to the applicable cardholder customer service telephone number(s) designated by Purchaser.

                      (j)   Through and until the date ninety (90) days after the Transfer Date, Seller shall continue to maintain its existing Cardholder electronic customer service websites for Company’s businesses operating under the Trade Names and shall direct Cardholders to Purchaser’s website as set forth on Schedule 5.2 through such date.

                      (k)          If at anytime during the period beginning on the Transfer Date and ending on the date five (5) years after the Transfer Date Seller desires or intends to sell, assign or otherwise transfer the Charged-Off Accounts to any third party (other than assignments to Seller’s collection agencies and affiliates in the ordinary course as a part of Seller’s collection efforts), then Purchaser shall have the first right and/or option of purchasing the Charged-Off Accounts on the same terms otherwise available to such third party. In the event Seller shall obtain a bona fide written offer from the third party to purchase the Charged-Off Accounts on terms which Seller is willing to accept (the “Offer”), Seller shall promptly notify Purchaser of the Offer (together with a copy of the Offer) and Purchaser shall have the option for a period of thirty (30) days after receipt of the Offer to elect to purchase the Charged-Off Accounts on the same terms as are otherwise set forth in the Offer, except that closing thereunder shall not occur until the later of the date set forth in the Offer or sixty (60) days after Purchaser’s receipt of the notice of the Offer.  Failure on the part of Purchaser to elect to purchase the Charged-Off Accounts pursuant to the Offer shall be deemed a waiver of this option right as to such particular Offer only and if a sale is not consummated pursuant to such Offer, Purchaser shall have the right to purchase the Charged-Off Accounts under this section (k) if subsequent Offers are received by Seller.  In addition to the foregoing, prior to offering the Charged-Off Accounts for sale, Seller shall first contact Purchaser and provide to Purchaser the right of first negotiation as to the purchase of the Charged-Off Accounts.   If Purchaser elects not to purchase the Charged-Off Accounts Purchaser shall have no further rights to purchase the Charged-Off Accounts under this Section and Seller shall have no further obligations to offer to sell to Purchaser.

           6.7           Taxes.  Each of Purchaser and Seller shall promptly pay in full and when due any Tax imposed upon it under applicable law on the sale of the Assets to be Sold from Seller to Purchaser under this Agreement.

6.8           Public Announcements

(a)           The parties shall consult with each other before they or any of their respective affiliates or agents issue any press releases or otherwise make, any public statements with respect to this Agreement and the transactions contemplated hereby, and none of them nor any affiliate of any of them shall issue any such press release or make any such public statement prior to receiving express written approval of the other party except, in each case, as may be required by applicable law or regulation (including a reporting requirement of the Securities Exchange Commission or as reasonably required in connection with Purchaser’s securitization of the Accounts).

(b)           Section 6.8 (a) to the contrary notwithstanding, if either party or its affiliates (for the purposes of this Section 6.8 (b) the “Filing Party”) are obligated to file periodic reports with the Securities and Exchange Commission, then the filing party shall have the right to file a copy of this Agreement with the applicable commission or governmental agency to the extent necessary, in such party’s reasonable opinion, to comply with any applicable disclosure laws or regulations (including any reporting requirement of the Securities Exchange Commission), or any listing requirement of any stock exchange applicable to the Filing Party.

6.9           Transfer of Domain Names

           Seller shall transfer to Purchaser’s parent company Alliance Data Systems Corporation, simultaneously with the Closing, all right, title and interest in and to the Domain Names and provide the Domain Name Assignment.

7.           Indemnification

7.1	Indemnification by Seller

Subject to Section 7.4, Seller will defend and indemnify Purchaser and its successors and assigns and hold Purchaser, its successors and assigns harmless for, from and against any claim, demand, liability, loss, cost or expense, including reasonable attorneys’ fees, (collectively, “Losses”) which shall result from or arise out of or be incurred in connection with (i) the untruthfulness of any of Seller’s representations or warranties contained in this Agreement, (ii) the breach by Seller of any of its covenants or agreements herein contained, (iii) the breach by Seller of any of its covenants or agreements in the Assignment or Bill of Sale,  (iv) any liability or obligation, contingent or otherwise, of Seller relating to the Assets to be Sold that is not assumed by Purchaser pursuant to this Agreement or the Assumption Agreement and which exists on, or arises out of any event or condition occurring or existing at any time prior to, the Transfer Date (including without limitation liabilities arising from any Account Duties existing as of the Transfer Date which have not been fulfilled by Seller prior to the Transfer Date or which relate to periods prior to the Transfer Date), or (v) any and all Taxes which are the responsibility of Seller pursuant to Section 6.7 (collectively, “Purchaser Indemnified Losses”); provided, however, in no event shall Seller be obligated under this Section 7.1 to defend, indemnify and hold Purchaser harmless, for, from and against any Losses to the extent the same shall result from Purchaser’s willful misconduct or gross negligence.

7.2	Indemnification by Purchaser

Subject to Section 7.4, Purchaser will defend and indemnify Seller and its successors and assigns and hold it and its successors and assigns harmless for, from and against any Losses which shall result from or arise out of or be incurred in connection with (i) the untruthfulness of any of Purchaser’s representations or warranties in this Agreement, (ii) the breach by Purchaser of any of its covenants or agreements herein contained, (iii) the breach by Purchaser of any of its covenants or agreements in the Assumption Agreement, (iv) any liabilities, contingent or otherwise, assumed by Purchaser pursuant to this Agreement or the Assumption Agreement; (v) any liabilities or obligations, contingent or otherwise, of Seller arising from or relating to Purchaser’s communications with the Cardholders of the Eligible Accounts prior to the Transfer Date pursuant to Section 5.2, (vi) any and all Taxes which are the responsibility of Purchaser pursuant to Section 6.7, or (vii) the operation by Purchaser of the Assets to be Sold from and after the Transfer Date; provided, however, that in no event shall Purchaser be obligated under this Section 7.2 to defend and indemnify Seller and hold Seller harmless for, from and against any Losses to the extent the same shall result from Seller’s willful misconduct or gross negligence.

7.3           Indemnification Procedures.

(a)           In case any claim, suit, action or proceeding (any “Action”) is made or commenced against either Seller or Purchaser in respect of which indemnification may be sought under Section 7.1 or 7.2 (the “Indemnitee”), the Indemnitee shall promptly give the other party (the “Indemnitor”) written notice thereof provided that the Indemnitor shall not be relieved of its obligation to indemnify the Indemnitee as a result of the Indemnitee’s failure to promptly give such prompt notice, except to the extent that the defense of such Action is materially and irrevocably prejudiced by such failure.  The Indemnitor shall be entitled to participate in (or, if the Indemnitee does not desire to defend, to conduct) the defense thereof with counsel reasonably acceptable to the Indemnitee at the Indemnitor’s expense.  The Indemnitor may (but need not) defend or participate in the defense of any Action, but the Indemnitor shall promptly notify the Indemnitee if the Indemnitor shall not desire to defend or participate in the defense of any such Action.  If the Indemnitor fails to provide a defense of any such claim and the Indemnitee provides the defense, the Indemnitor shall be responsible for payment of the reasonable legal fees incurred by the Indemnitee in connection with such participation.  If, within fifteen (15) days of receipt of such notice the Indemnitor notifies the Indemnitee in writing of its intent to assume the defense of such Action, the Indemnitor shall not be liable to the Indemnitee under this Section 7.3 for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof. Notwithstanding the foregoing, the Indemnitee shall have the right to engage its own counsel if the Indemnitee elects to assume the defense of the Action, but the fees and expenses of such counsel shall be at the Indemnitee’s expense unless (i) the employment of such counsel shall have been authorized in writing by the Indemnitor, (ii) the Indemnitor shall not have employed counsel to take charge of the defense of such Action within thirty (30) days after receiving electing to assume the defense of such Action or (iii) there is a reasonable basis on which the Indemnitee’s interests may differ from those of the Indemnitor, in any of which events the Indemnitor will be responsible for the reasonable fees and expenses incurred by the Indemnitee in connection with defending such Action.

The Indemnitee shall notify the Indemnitor of its intention to settle or compromise any Action against the Indemnitee in respect of which payments may be sought by the Indemnitee hereunder (and in the defense of which the Indemnitor has not previously elected to participate), and the Indemnitee may settle or compromise any such Action unless the Indemnitor notifies the Indemnitee in writing (within ten (10) Business Days after the Indemnitee has given the Indemnitor written notice of its intention to settle or compromise) that the Indemnitor intends to conduct the defense of such Action.  Any such settlement or compromise of, or any final judgment or decree entered into or in, any Action which the Indemnitee defended or participated in the defense in accordance herewith shall be deemed to have been consented to by, and shall be binding upon, the Indemnitor as fully as if the Indemnitor had assumed the defense thereof and a final judgment or decree had been entered in or with regard to such Action by a court of competent jurisdiction for the amount of such settlement, compromise, judgment or decree. In the event that the Indemnitor reimburses the Indemnitee for any third party claim, the Indemnitee shall promptly remit to the Indemnitor any reimbursement the Indemnitee subsequently received for such third party claim.

(b)           Without limiting their respective rights and obligations as set forth elsewhere in this Article 7, and subject to the procedures for indemnification claims set forth in this Article 7, Seller or Purchaser as an Indemnitee, as the case may be, will act in good faith, will use commercially reasonable efforts to mitigate any losses, will use similar discretion in the use of personnel and the incurring of expenses as the Indemnitee would use if they were engaged and acting entirely at their own cost and for their own account, will render to the Indemnitor such assistance as Indemnitor may reasonably require in order to insure prompt and adequate defense of any Action, and will consult regularly with the Indemnitor regarding the conduct of any proceedings or the taking of any action for which indemnification may be sought.

(c)           In calculating the amount of any Losses of any Indemnitee under this Article 7, there will be subtracted the amount of any third-party payments (including insurance payments) actually received by the Indemnitee with respect to such Losses; provided, however that nothing herein shall limit such third party's rights to pursue recovery against the Indemnitor for any such payments made by such third party. In the event that the Indemnitor reimburses the Indemnitee for any Losses prior to the occurrence of the events contemplated above, the Indemnitee will remit to the Indemnitor any such amounts that the Indemnitee subsequently receives in reimbursement of such Losses (not to exceed the amount previously reimbursed in respect thereof).

(d)           After the Closing Date, except for those matters expressly addressed in Article 3, this Article 7 will constitute Purchaser’s and Seller’s exclusive remedy for any of the matters set forth in this Agreement or with respect to any document or instrument delivered in connection herewith; provided, however, that nothing contained herein shall prevent an Indemnitee from pursuing remedies as may be available to such party under applicable law in the event of an Indemnitor’s failure to comply with its indemnification obligations hereunder.

7.4           Limitation of Liability.

Notwithstanding anything to the contrary contained in this Agreement, except for Losses arising from a breach of Seller’s representations set forth in Sections 8.7 (Condition of Assets to be Sold) and 8.11 (Conveyance of Assets to be Sold), and 8.12 (Securitization) each of which shall not be subject to the Floor or Ceiling (as hereafter defined), following the Transfer Date (and subject to the provisions of this Section 7.4): (i) neither party shall have any obligation with respect to any indemnification payments payable pursuant to this Article 7 except to the extent that the aggregate of all of such obligations (including all costs and reasonable attorneys fees incurred in connection therewith as otherwise provided above) exceed One Hundred Thousand Dollars ($100,000.00) (the “Floor”); in which case Indemnitor shall be responsible for all obligations in excess of the Floor; (ii) the indemnification provided for herein shall not cover, and in no event shall any party hereto be liable for, any indirect damages claimed by the Indemnitee, including consequential, incidental, exemplary or punitive damages claimed by the Indemnitee (except that the indemnification provided for herein shall cover reasonable attorneys fees incurred by the Indemnitee as otherwise provided above and shall also cover judgments awarded to third parties for indirect damages, including consequential and punitive damages); and (iii) the aggregate amount of indemnification either party is obligated to provide under this Agreement shall not exceed the Payment Amount (the “Ceiling”) unless the claim arises from the willful misconduct of the Indemnitor.  Notwithstanding the foregoing limits or any other provision of this Section 7.4 to the contrary, (i) any claims arising from a breach of Seller’s representations set forth in Sections 8.7, 8.11 or 8.12 shall not be subject to the Floor or the Ceiling and Seller shall be responsible for the full amount of any such claim. In addition, if as a result of a party’s breach of a representation of this Agreement the Closing does not occur and this Agreement is terminated, all of the non-breaching party’s direct costs incurred as a direct result of breach of the representation and termination of the Agreement shall be deemed direct damages of the non-breaching party not subject to the Floor.

7.5           Deadline for Claims for Indemnification

Neither party shall have any obligation with respect to any indemnification payments payable pursuant to this Article 7 hereof with respect to any Losses resulting from any Action arising or asserted by any Indemnitee or any other person more than three (3) years after the Closing Date (provided, that the foregoing three (3) year limitation shall not apply to any Losses of any Indemnitee arising from the failure of Seller or Purchaser to satisfy any of its respective obligations under Sections 6.3, 6.7, 6.8 and hereof).   Seller shall have no liability to Purchaser with respect to or resulting from Purchaser, Company or their third party vendors’ conversion of the Assets to be Sold except for Seller’s limited liability to Purchaser under this Agreement solely with respect to Seller’s obligations to comply with its obligations under this Agreement including, without limitation, its obligations set forth on the Conversion Schedule.

8.           Warranties and Representations of Seller

           Seller represents and warrants to Purchaser as follows:

8.1	Organization

Seller is a national bank duly organized and validly existing under the laws of the United States and is authorized to conduct its business under those laws.  Seller’s “main office”, as that term is used in Comptroller of the Currency Interpretive Letter #913 dated August 3, 2001, is located at 1103 Allen Drive, Milford, Ohio 45150.

8.2	Authority

Seller has full corporate power and authority to enter into and perform this Agreement and to effect the transactions contemplated hereby and to sell the Assets to be Sold to Purchaser.  The execution, delivery and performance by Seller of this Agreement (and all documents, agreements, and instruments contemplated hereby) have been approved by all requisite corporate action on the part of Seller.  This Agreement constitutes, (and each such document, agreement, and instrument when executed and delivered will constitute) a valid and binding obligation of Seller enforceable against it in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other laws relating to or affecting creditors’ rights generally and by general principles of equity.  No consents are required for the execution and performance of Seller’s obligations hereunder except such consents as have been or will be obtained prior to the Closing Date.

8.3	Financial Information

Seller has provided to Purchaser financial information relating to the Assets to be Sold, computed with information as of June 30, 2008 (the “Financial Information Computation Date”), which (i) includes as of the Financial Information Computation Date the number of Accounts, together with the additional Account information set forth on Schedule 8.3 hereof (collectively, the “Financial Information”), (ii) is accurate in all material respects as of the respective date thereof, (iii) does not, to Seller’s knowledge, as of such date, contain any untrue statement of a material fact, and (iv) does not, as of such date, omit to state any material fact relating to the Financial Information.  The Preliminary Closing Statement will be accurate in all material respects as of the date thereof.  All charge or credit transactions (including payments) as to which the records thereof shall have been received by Seller on or before the Transfer Date shall have been posted to the appropriate Account as of the close of business on the Transfer Date.  The Closing Tapes when delivered by Seller to Purchaser shall set forth in all material respects the true, correct and complete list of the Eligible Accounts and Account Balances as of the date of their preparation.

8.4	Legal Proceedings

As of the date of this Agreement there are no Actions (including without limitation governmental or regulatory violations, proceedings or investigations) which are pending or to the knowledge of Seller threatened against or affecting the Assets to be Sold or Seller’s ability to consummate the transactions contemplated by this Agreement.

8.5	Finders or Brokers

Seller has not agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions contemplated which would give rise to any valid claim against Purchaser for any brokerage commission or finder’s fee or like payment.

8.6	Compliance with Law and Other Instruments

The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller will not constitute a violation of or be in conflict with any applicable law or regulation in any material respect.  The Cardholder Agreements for the Eligible Accounts and the monies collected under the Accounts comply in all material respects with all applicable laws, rules and regulations.  Seller’s operation and administration of the Assets to Sold (including without limitation all origination procedures, credit approval procedures, finance charges, late fee calculation methodologies, disclosures, collection practices and marketing practices) has complied with (and during the Interim Period will comply with) all applicable laws, rules, regulations and regulatory directives in all material respects (including, without limitation, guidelines of the FFIEC) and the Assets to be Sold are not subject to any claims arising from any violation thereof.

The execution and delivery by Seller of, and performance by Seller of its obligations pursuant to, this Agreement (and the documents, agreements, and instruments contemplated hereby) will not violate or be in conflict with Seller’s charter or by-laws or any contract or other instrument to which it is a party or by which it is bound, except as would not have a material adverse effect on the Assets to be Sold, or Seller’s ability to consummate the transactions contemplated hereby; excluding, however, (i) any matter, condition or event that (x) is within the sole control of Company or (y) affects the credit card services, consumer credit or banking industry generally first arising after the date of this Agreement, or (ii) any changes in laws, generally accepted accounting principles or regulatory accounting principles first arising after the date of this Agreement.  Seller’s fulfillment of all Account Duties has been performed in all material respects in accordance with all applicable laws, rules and regulations.

8.7.	Condition of Assets to be Sold

With respect to all Eligible Accounts sold to Purchaser hereunder, the obligation of the Cardholder to pay the unpaid Account Balance thereunder owing as of the close of business on the Valuation Date, if any, as shown on the Preliminary Closing Statement, is legal, valid and binding and enforceable except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other laws relating to or affecting creditors’ rights generally, by general principles of equity and Cardholder Disputes (which are specifically addressed in Section 6.1 of this Agreement) and is not subject to any offsets or other defenses existing as of the Transfer Date.

On the Transfer Date, Seller will be the owner of all right, title and interest in and to all of the Assets to be Sold, free and clear of all Liens (including, without limitation, any Lien related to the Securitization Agreements); and immediately after such sale, such ownership interest will be vested in Purchaser. Each Account Balance is, or as of the Transfer Date will be, freely assignable and transferable to Purchaser.

                8.8  Seller Agreements and Accounts

The form of Seller’s Cardholder Agreements in effect with respect to Eligible Accounts on the date of this Agreement, and Seller’s related form of periodic statement forms in effect on the date of this Agreement, are attached as Schedule 8.8.1 and Schedule 8.8.2 respectively.  There are no other Cardholder Agreements or periodic statement forms in use by Seller or otherwise in effect, with respect to any Eligible Account on the date of this Agreement. The form of Cardholder Agreement and form of periodic statement comply in all material respects with all applicable laws and accurately represent the agreements between Seller and Cardholders and the methods of computing balances and finance charges.  None of the Cardholder Agreements, periodic statement forms or Accounts includes a provision for annual fees and there are no obligations to Cardholders except as set forth in the Cardholder Agreements and those agreements made in the ordinary course of Seller’s business (which agreements taken as a whole would not have a materially adverse effect on the Assets to be Sold) and as noted in the Books and Records and/or Closing Tape. There are no leases, contracts or other agreements that are material to the Assets to be Sold that would affect the purchase or operation thereof by the Purchaser.  Seller is not in breach of any contract or agreement to be sold or transferred to the Purchaser hereunder in any material manner.

8.9	Assets to be Sold

Since the Financial Information Computation Date, Seller has not, solely with respect to the Eligible Accounts, (i) effected any material or significant change in the accounting practices, procedures or methods employed in connection with the Eligible Accounts, or (ii) effected any material or, significant change in its business, credit or, collection policies, re-aging policies, practices or procedures relating to the Eligible Accounts.  Since the Financial Information Computation Date, there has not occurred any material adverse change (financial or otherwise) in the condition of the Eligible Accounts or Seller’s continued operation thereof and ability to operate the same in accordance with past practices and the terms of the Existing Merchant Services Agreement excluding, however, (i) any matter, condition or event that affects the credit card services, consumer credit or banking industry generally first arising after the date of this Agreement, (ii) any changes in laws, generally accepted accounting principles or regulatory accounting principles first arising after the date of this Agreement or (iii) any action, change, effect circumstance or condition contemplated or required by this Agreement or attributable solely to the announcement of this Agreement or the transactions contemplated hereby made in accordance with the provisions of this Agreement.

8.10	Accounts Not Business Accounts

To Seller’s knowledge, none of the Accounts sold to Purchaser hereunder are with business entities or otherwise represent commercial receivables.

8.11	Conveyance of Assets to be Sold

Seller is not insolvent at the time of the conveyance of title and the sale of the Assets to be Sold by Seller hereunder is a conveyance for reasonably equivalent value to Purchaser.  It is the intention of the Seller that the transfer of the Assets to be Sold hereunder shall constitute a sale, which sale is absolute and irrevocable and provides Purchaser with the full benefits of ownership of the Accounts.  The transfer by Seller of the Assets to be Sold is not made for or on account of an antecedent debt, and Seller will not be insolvent on the date of (nor will it become insolvent as a result of) such transfer.  No transfer by Seller of any Asset to be Sold hereunder is voidable under any law dealing with bankruptcy, insolvency, creditors’ rights or similar laws.  Seller is the originator of all Accounts included in the Assets to be Sold.

8.12	Securitization Agreements

As of the Transfer Date Seller will remove the Assets to be Sold from the Securitization Agreements and cause the lien of all Securitization Agreements (and all UCC financing statements filed in connection therewith), to the extent they affect the Assets to be Sold, to be released and discharged, such that the Account Balances will be sold to Purchaser free of the Liens of any Securitization Agreements.  All transfers of receivables included in the Assets to Be Sold out of the Seller’s securitization program pursuant to the Securitization Agreements (i) will be made in full compliance with the Securitization Agreements and (ii) will be made in full compliance with applicable law, and at the time each entity involved in such securitization program conveyed title to the Assets to be Sold to Seller, or another predecessor in interest of Seller under such Securitization Agreements, such entity was not insolvent and such conveyance was for reasonably equivalent value to such entity.

8.13           Accuracy of Statements

No statement contained in any document provided or delivered by Seller to Purchaser in connection with the transaction contemplated hereby, as of the date of such statement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statement contained therein not misleading in any material respect.

8.14           Service Provider SAS 70 Review by Seller

Seller has reviewed the Type II SAS 70 report for its service provider TSYS dated September 30, 2007 and a letter from TSYS dated January 22, 2008 with respect to such SAS 70 report and, in Seller’s judgment, such SAS 70 report has not indicated any material weaknesses in controls.

9.           Warranties and Representations of Purchaser

Purchaser hereby represents and warrants to Seller as follows:

9.1	Organization

Purchaser is a national bank duly organized and validly existing under the laws of the United States and is authorized to conduct its business under those laws.

9.2	Authority

Purchaser has full corporate power and authority to enter into and perform this Agreement and to effect the transactions contemplated hereby.  The execution, delivery and performance by Purchaser of this Agreement (and all documents, agreements, and instruments contemplated hereby) have been approved by all requisite corporate action on the part of Purchaser.  This Agreement constitutes (and each such document, agreement and instrument when executed and delivered will constitute) a valid and binding obligation of Purchaser, enforceable against it in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other laws relating to or affecting creditors’ rights generally and by general principles of equity. As of the Execution Date, the Company has duly assigned to Purchaser all of the Company’s rights to purchase the Assets to be Sold. No consents are required for the execution and performance of Purchaser’s obligations hereunder except such consents as have been or will be obtained prior to the Closing Date.

9.3	Legal Proceedings

There are no actions, suits or proceedings or governmental or regulatory violations or investigations which are pending or, to the knowledge of Purchaser, threatened, against or affecting Purchaser’s ability to consummate this Agreement or the transactions contemplated hereby. Purchaser shall promptly notify Seller of any actions, suits or proceedings commenced or, to Purchaser’s knowledge, threatened against or affecting Purchaser’s ability to consummate the transactions contemplated by this Agreement during the Interim Period.

9.4	Finders or Brokers

Purchaser has not agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions contemplated hereby which would give rise to any valid claim against Seller for any brokerage commission or finder’s fee or like payment.

9.5	Governmental Notices

Purchaser has not received notice from any federal or state governmental agency indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement.

9.6	Compliance with Law and Other Instruments

The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser will not constitute a violation of or be in conflict with any applicable law or regulation. The execution and delivery by Purchaser of, and the performance by Purchaser of its obligations pursuant to, this Agreement (and the documents, instruments, and agreements contemplated hereby) will not violate or be in conflict with Purchaser’s charter or by-laws or any material contract or other instrument to which it is a party or by which it is bound except as would not have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated hereby; excluding, however, (i) any matter, condition or event that (x) is within the sole control of Seller or (y) affects the credit card services, consumer credit or banking industry generally, or (ii) any changes in laws, generally accepted accounting principles or regulatory accounting principles.

9.7           Adjusted Closing Statement

The Adjusted Closing Statement delivered by Purchaser to Seller pursuant to Section 3.2(b) will to Purchaser’s knowledge be accurate in all material respects as of the date thereof.

9.8           Golden Gate Merchant Services Agreement

As of the date of this Agreement, Purchaser has entered into a Merchant Services Agreement with Golden Gate or its affiliate (the “New Merchant Services Agreement”) to provide for the administration and servicing of the Eligible Accounts following the Transfer Date, which New Merchant Services Agreement is in full force and effect.

10.           Conditions Precedent to Purchaser’s Obligations

           The obligations of Purchaser to consummate the purchase provided for herein are subject to the fulfillment (except to the extent, if any, waived by Purchaser) of the following conditions at or prior to the Transfer Date:

10.1	Absence of Litigation

There shall not be pending on the Transfer Date any action or proceeding instituted by any person, entity or governmental authority against Seller or Purchaser to prevent the consummation of the sale of the Assets to be Sold and, on the Transfer Date, there shall be no injunction, decree or similar legal restraint preventing the consummation of such sale and there shall be no statute, rule or regulation in effect which would prevent Seller from selling or Purchaser from purchasing the Assets to be Sold as contemplated by this Agreement.

10.2	Truth of Representations, Delivery of Lien Releases

The representations and warranties of Seller set forth in Section 8 of this Agreement shall be true in all material respects as though made again on and as of the Transfer Date (except for those representations and warranties made as of a particular date, which such representations and warranties shall be true in all material respects as of such particular date), and Seller has caused to be delivered on or before the Transfer Date all applicable Lien releases and termination statements as required under this Agreement.

10.3	Performance of Covenants

The covenants and agreements of Seller set forth in this Agreement and to be performed on or before the Transfer Date shall have been performed in all material respects.

10.4	Items to be Delivered by Seller

Seller shall have delivered to Purchaser:

(a)           The Assignment and Bill of Sale together with the Domain Name Assignment, UCC terminations or assignments, and such other instruments and documents as are reasonably necessary for confirming the transfer, assignment and conveyance of title to the Assets to be Sold to Purchaser (together, the “Conveyance Documents”), duly issued or signed by a duly authorized officer of Seller, as applicable.

 (b)           A certificate signed by a duly authorized officer of Seller to the effect that (i) the warranties and representations of Seller in Section 8 are true as of the Closing Date (except for those representations and warranties made as of a particular date, which such representations and warranties shall be true in all material respects as of such particular date) as if made on the Closing Date or, if any such warranties and representations are not then true, specifying the deficiency in reasonable detail; and (ii) the covenants and agreements of Seller to be performed hereunder on or before the Transfer Date have been performed in all material respects, or, if any such covenants have not been so performed, specifying the deficiency in reasonable detail.

           (c)           The Preliminary Closing Statement; and

           (d)           The Assumption Agreement.

10.5	UCC Financing Statement

Seller hereby confirms that, for purposes of the UCC, it is “located” in the State of Ohio, and hereby authorizes Purchaser to file in such location financing statements in favor of Purchaser, as secured party, against Seller, as debtor, reflecting the sale of the Assets to be Sold hereunder.

10.6	Absence of Matters which Materially Adversely Affect the Assets to be Sold

On the Closing Date there shall not exist any matter, condition or event that materially adversely affects the Assets to be Sold taken as a whole, excluding, however, (i) any matter, condition or event that (x) is within the sole control of Company or (y) affects the credit card services, consumer credit or banking industry generally first arising after the Execution Date, (ii) any changes in laws, generally accepted accounting principles or regulatory accounting principles first arising after the Execution Date,  or (iii) any action, change, effect circumstance or condition contemplated or required by this Agreement or attributable solely to the announcement of this Agreement or the transactions contemplated hereby.

10.7           Expiration or Termination of Existing Merchant Services Agreement

The Existing Merchant Services Agreement shall have expired or been terminated by Seller and Company as of or prior to the Closing Date, except for such obligations which pursuant to the terms of the Existing Merchant Services Agreement survive expiration or termination.

10.8           Closing under the Company Purchase Agreement

Closing shall have occurred under the Company Purchase Agreement.

10.9	New Merchant Services Agreement

The New Merchant Services Agreement shall be in full force and effect and Purchaser shall not have taken any action or exercised any right to terminate such agreement due to an event of default by Golden Gate or its affiliate; provided, however, that this Section 10.9 shall be null and void if the New Merchant Services Agreement is terminated or otherwise not in full force and effect as a result of a default of Purchaser thereunder.

11.           Conditions Precedent to the Obligations of Seller

The obligation of Seller to consummate the sale provided for herein is subject to the fulfillment (except to the extent, if any, waived by Seller) of the following conditions at or prior to the Transfer Date, each of which, to the extent within Seller’s control, Seller shall pursue satisfying in good faith:

11.1	Absence of Litigation

There shall not be pending on the Transfer Date any action or proceeding instituted by any governmental authority against Seller or Purchaser to prevent the consummation of the sale of the Assets to be Sold by Seller to Purchaser pursuant hereto, and on the Transfer Date there shall be no injunction, decree or similar legal restraint preventing the consummation of such sale.

11.2	Truth of Representations

The representations and warranties of Purchaser set forth in Section 9 shall be true in all material respects as though made again on and as of the Transfer Date (except for those representations and warranties made as of a particular date, which representations and warranties shall be true in all material respects as of such particular date).

11.3	Performance of Covenants

The covenants and agreement of Purchaser set forth in this Agreement and to be performed on or before the Transfer Date shall have been performed in all material respects.

11.4	Items to be Delivered by Purchaser

Purchaser shall have delivered to Seller:

(a)           A payment to Seller of the Payment Amount set forth in the Preliminary Closing Statement by transfer of funds immediately available.

(b)           The Assignment and Bill of Sale signed by a duly authorized officer of Purchaser.

(c)           The Assumption Agreement signed by a duly authorized officer of Purchaser.

           (d)           A certificate signed by a duly authorized officer of Purchaser to the effect that (i) the warranties and representations of Purchaser in Section 9 are true as of the Transfer Date (except for those representations and warranties made as of a particular date, which such representations and warranties shall be true in all material respects as of such particular date) or, if any such warranties and representations are not then true, specifying the deficiency in reasonable detail; and (ii) the covenants and agreements of Purchaser to be performed hereunder on or before the Transfer Date have been performed in all material respects, or, if any such covenants have not been so performed, specifying the deficiency in reasonable detail.

11.5	Expiration or Termination of Existing Merchant Services Agreement

The Existing Merchant Services Agreement shall have expired or been terminated by Seller and Company as of or prior to the Closing Date, except for such obligations which pursuant to the terms of the Existing Merchant Services Agreement survive expiration or termination.

11.6           Closing under the Company Purchase Agreement

Closing shall have occurred under the Company Purchase Agreement.

11.7           New Merchant Services Agreement

The New Merchant Services Agreement shall be in full force and effect and Purchaser shall not have taken any action or exercised any right to terminate such agreement due to an event of default by Golden Gate or its affiliate.

12.           Survival of Representations and Warranties

           Notwithstanding any investigation made by or on behalf of either party at any time, all covenants, agreements, representations, indemnifications and warranties made herein and in any certificate delivered pursuant hereto shall survive the execution and delivery of this Agreement and Closing hereunder until the third anniversary of the Transfer Date; provided that the representations and warranties contained in Section 8.7 (and the indemnifications related thereto) will survive indefinitely and the representations and warranties contained in Sections 8.6, 8.8 and 8.10 (and the indemnifications related thereto) will survive for the period of the applicable statute of limitations.  Notwithstanding the foregoing, any representation or warranty that would otherwise terminate shall survive with respect to losses asserted in any claim for indemnification hereunder of which notice is given pursuant to this Agreement prior to the end of the applicable survival period, until such claim is finally resolved and any related losses are paid.

13.	Default/Termination of Agreement

13.1  A “Default” shall occur hereunder upon the occurrence of the following:

           (i)           The expiration of thirty (30) days from the date one party shall have given notice to the other party (the “Defaulting Party”) of a breach or default by the Defaulting Party in the performance of any covenant, agreement, representation or warranty hereunder which is not cured within such thirty (30) day period; or

(ii)           Seller or Purchaser (as applicable in this clause (ii), the “Bankrupt Party”) becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; or the Bankrupt Party applies for, consents to, or acquiesces in the appointment of, a trustee, receiver or other custodian for the Bankrupt Party or any property thereof, or makes a general assignment for the benefit of creditors; or in the absence of such application, consent of acquiescence, a trustee, receiver or other custodian is appointed for the Bankrupt Party or for a substantial part of its property and is not discharged within thirty (30) days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect to the Bankrupt Party, and if such case or proceeding is not commenced by the Bankrupt Party or remains for thirty (30) days undismissed; or the Bankrupt Party takes any corporate action to authorize, or in furtherance of, any of the foregoing.

13.2           Upon the occurrence of a Default, the non-defaulting party, in addition to all other rights and remedies available at law or in equity, shall have the right to terminate this Agreement upon notice to the defaulting party.

13.3  In addition to the termination rights set forth in Section 13.2, Purchaser shall have the right to terminate this Agreement in the event that as of the Transfer Date there shall have been a material adverse change (financial or otherwise) in the Assets to be Sold, taken as a whole, since the Financial Information Computation Date excluding, however any matter, condition or event that is within the sole control of Company or any action, change, effect circumstance or condition expressly contemplated or required by this Agreement or attributable solely to the announcement of this Agreement or the transactions contemplated hereby made in accordance with the provisions of this Agreement.

13.4  This Agreement may be terminated (i) upon mutual agreement of Purchaser and Seller or (ii) by either Purchaser or Seller if the Closing has not occurred by the later to occur of (1) the date forty-five (45) days following the date Purchaser and Seller mutually agreed would be the Transfer Date (or any mutually agreed extension of the Transfer Date) or (2) January 31, 2009; provided that the party seeking to terminate this Agreement under clause (ii) hereof has not caused such failure to close.

13.5  No termination of this Agreement pursuant to this Section or otherwise shall release, or be construed as releasing, either party hereto from any liability for damages to the other party hereto arising out of, in connection with or otherwise relating to, directly or indirectly, such party’s breach or default of any of its representations, warranties, covenants, agreements, duties or obligations arising under this Agreement or the Existing Merchant Services Agreement.

14.           Delayed Payment After Closing

14.1	Final Settlement and Disputes

In the event that Purchaser and Seller disagree after the Closing Date as to any item or amount (or the computation or determination in accordance with the terms of this Agreement of any item or amount) reflected, set forth in or relating to the Preliminary Closing Statement or any Adjusted Closing Statement, the Payment Amount, the Adjustment Amount or any other amounts due either party under this Agreement, then any payment required to be made under this Agreement shall be made when due on the basis of such items or amounts as to which the parties do not disagree and any party hereto shall thereupon be entitled to request Ernst and Young L.L.P. (or, if said firm shall be unwilling to act hereunder, such other firm of nationally recognized independent accounts as Purchaser and Seller may jointly designate which does not have a material relationship with either Purchaser or Seller) to determine, in accordance with the provisions of this Agreement, such disputed item or amount (or the computation or determination thereof).  Any such request shall be in writing and shall specify with particularity the disputed items, amounts and computations being submitted for determination, and the requesting party shall furnish the other parties hereto with a copy of such request at the same time it is submitted to the independent accountants.  The firm of independent accountants to which any dispute is referred hereunder shall as promptly as practicable determine, in accordance with the provisions of this Agreement, the proper amount of any disputed item or other amount, or the computation thereof, and such determination shall be final, conclusive and binding on all parties hereto.  In acting pursuant to this Agreement, such firm of independent accountants shall constitute, and be entitled to the privileges and immunities of, arbitrators.  Seller and Purchaser shall cooperate fully in assisting such firm in making any determination requested hereunder, including giving such firm full access to all files, books and records relevant thereto and providing such other information as such firm may reasonably request in connection with the determination to be made by it hereunder.  The fees and disbursements in connection with such firm’s determination shall be borne equally by Purchaser and Seller.  In the event that a determination by independent accountants pursuant to this Section 14.1 requires any previously suspended payment to be made by any party, such payment shall be made promptly (and in any event within ten (10) days) after receipt by such party from such independent accountants of written notice of such determination.  Such firm of accountants shall promptly and substantially simultaneously notify Purchaser and Seller in writing of any determination by it hereunder.  In the event of any litigation between the parties regarding this Agreement, the prevailing party shall be entitled to seek recovery of all costs and expenses (including attorney’s fees) incurred by the prevailing party in such litigation (which costs may be included as part of the damages awarded in any such litigation).

14.2	Interest

Any amount payable by any party to another party pursuant to Section 14.1 shall bear interest from the date such amount would originally have been required to be paid hereunder had no dispute over such amount existed to the date of payment at the federal funds rate (at weighted average daily rates reported by Federal Reserve System) during the period(s) involved.

14.3	Records and Financial Information

The party having control of the relevant records and financial information used in connection with any adjustment provided for in this Section 14 shall certify the accuracy of such records and financial information if so requested by the other party.

15.	Miscellaneous

15.1	Expenses

Except as is otherwise specifically provided in this Agreement, each party shall pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including, but not by way of limitation, all regulatory fees, attorneys’ fees, accounting fees and other expenses.

15.2	Notices

All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or by United States mail, certified or registered, with return receipt requested, or otherwise actually delivered, as follows:

(i)	If to Seller, to:

Spirit of America National Bank
450 Winks Lane
Bensalem, PA  19020
Attention:  President

With a copy (which shall not constitute notice) to:

Spirit of America National Bank
450 Winks Lane
Bensalem, PA  19020
Attention:  Legal Dept.

(ii)	If to Purchaser, to:

World Financial Network National Bank
3100 Easton Square Place
Columbus, OH  43219
Attention: President

With a copy (which shall not constitute notice) to:

World Financial Network National Bank
3100 Easton Square Place
Columbus, OH  43219
Attention: General Counsel

           The persons or addresses to which mailings or deliveries shall be made may be changed from time to time by notice given pursuant to the provisions of this Section 15.2.  Any notice, demand or other communication given pursuant to the provisions of this Section 15.2 shall be deemed to have been given on the date actually delivered or three (3) days following the date deposited in the United States mail, properly addressed, postage prepaid, as the case may be.

15.3	Successors and Assigns

All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  This Agreement and all rights, privileges, duties and liabilities, and obligations of the parties hereto, may be assigned or delegated by any party without the consent of the other party.  In order for any such assignment to be effective, the assigning party and the assignee must first execute a written agreement (and deliver a copy thereof to the other party hereto) by which the assigning party assigns the particular rights or privileges to the assignee.  In order for any such delegation to be effective, the delegating party and the delegatee must first execute a written agreement (and deliver a copy thereof to the other party hereto) by which the delegating party delegates the particular duties, liability or obligations to the delegatee and such delegatee expressly assumes the performance and discharge thereof when due.  No such assignment or delegation shall relieve Purchaser or Seller of any of their respective duties, obligations, or liabilities to the other hereunder which are not performed or discharged in full by such assignee or delegatee.  For clarification, Purchaser may assign its rights under this Agreement with respect to the receivables included in the Assets to Be Sold in connection with Purchaser’s securitization of such receivables without also assigning any obligations with respect thereto provided Purchaser shall remain liable for all obligations hereunder.

15.4	Counterparts

This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

15.5	Governing Law

The laws of the State of Ohio applicable to contracts executed and wholly performed therein shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder.

15.6	Captions

The captions contained in this Agreement are for convenience of reference only and no not form a part of this Agreement.

   15.7  No Waiver

The failure or delay on the part of any party to exercise any right provided for herein shall not act as a waiver thereof, nor shall any single or partial exercise of any right by and party hereto preclude the exercise of any other right or the further exercise of such right thereof.  In no event shall a term or provision of this Agreement be deemed to have been waived, modified or amended unless said waiver, modification or amendment is in writing and signed by Purchaser and Seller.

   15.8  No Joint Venture

Nothing in this Agreement shall be deemed to create a partnership or joint venture between any of the parties hereto.  Except as expressly set forth herein, no party shall have any authority to bind or commit any other party.

   15.9  Severability

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in such jurisdiction or any other jurisdiction.

   15.10  No Third Party Beneficiaries

This Agreement is not for the benefit of any third party and nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

   15.11   Waiver of Jury Trial

THE PARTIES HERETO WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS PURSUANT HERETO.

   15.12   Entire Agreement

The making, execution and delivery of this Agreement by the parties hereto have been induced by no representations, statements, warranties or agreements other than those herein expressed.  This Agreement and other written agreements specifically referred to herein (including without limitation the Confidentiality Agreement and the Exhibits attached hereto) embody the entire understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof.  This instrument and the agreements contained herein may be amended or modified only by a written instrument signed by both parties or their duly authorized agents.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

WORLD FINANCIAL NETWORK NATIONAL BANK

By:_________________________________

Name:_______________________________

Title:________________________________

SPIRIT OF AMERICA NATIONAL BANK

By:_________________________________

Name:_______________________________

Title:________________________________

EXHIBITS AND SCHEDULES

EXHIBITS:

1           -           Form of Preliminary Closing Statement

2           -           Form of Assignment and Bill of Sale

3.           -           Form of Assumption Agreement

SCHEDULES:

Schedule 5.2 -	Customer Communications and Communications Schedule

Schedule 8.3 -              Additional Account Information

Schedule 8.8(a)  -         Form(s) of Seller’s Cardholder Agreement

Schedule 8.8(b) -          Form of Seller’s Periodic Statement

EXHIBIT 1
FORM OF PRELIMINARY CLOSING STATEMENT

Preliminary Closing Statement
As of _______________, 200__

VALUATION DATE:

CLOSING DATE:

TOTAL ELIGIBLE ACCOUNTS	#######

FOR INFORMATIONAL PURPOSES ONLY THE FOLLOWING
INELIGIBLE ACCOUNT NUMBERS:

Subsection (a) bankrupts	#######

Subsection (b) charged-offs	#######

Subsection (c) fraud loss or lost or stolen Credit Card	#######

Subsection (d) pending litigation	#######

Subsection (e) deceased	#######

Subsection (f) not within the United States, District of Columbia,
Puerto Rico or another United States territory, Mexico or Canada
or is not a U.S. APO or U.S. F.P.O. account	#######

Subsection (g) under age of eighteen	#######

Subsection (h) business/commercial receivables	#######

Subsection (i) $0 balance, DLP >18 mos from Transfer Date & inactive	#######

TOTAL DOLLARS:

TOTAL ACCOUNT BALANCES OF ALL ELIGIBLE ACCOUNTS
EXCLUDING UNBILLED FINANCE CHARGES FOR
ELIGIBLE ACCOUNTS:	$$$$$$$$$

PLUS UNBILLED FINANCE CHARGES
FOR ELIGIBLE ACCOUNTS:	$$$$$$$$$

LESS INELIGIBLE ACCOUNT DOLLARS	$$$$$$$$$

EQUALS: TOTAL DOLLARS DUE SELLER:

EXHIBIT 10.2

EXHIBIT 2
FORM OFASSIGNMENT AND BILL OF SALE

THIS ASSIGNMENT AND BILL OF SALE (this "Assignment") is made and entered into as of the ___ day of __________, 200__ by and between., SPIRIT OF AMERICA NATIONAL BANK, a national bank (the "Assignor"), andWORLD FINANCIAL NETWORK NATIONAL BANK, a national bank (the "Assignee"),

                                   W_I_T_N_E_S_S_E_T_H:

                      WHEREAS, the Assignor (or its Predecessor in Interest) has heretofore entered into certain Cardholder Agreements and established certain Eligible Accounts for Cardholders in connection with Credit Cards bearing the Trade Names; and

                      WHEREAS, pursuant to the terms and provisions of that certain Purchase Agreement dated as of August __, 2008 (the "Purchase Agreement") among the Assignor and the Assignee, the Assignor has agreed to transfer and assign to the Assignee, and the Assignee has agreed to accept the assignment of the Assets to be Sold (capitalized terms used in this Assignment and not otherwise defined herein shall have the meaning ascribed to such terms in the Purchase Agreement);

                      NOW, THEREFORE, in consideration of the terms, agreements, covenants and conditions set forth herein and in the Purchase Agreement, together with the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the Assignor and the Assignee, intending to be legally bound, agree as follows:

                      1.           The Assignor hereby assigns, assigns, sells, transfers, conveys and forever remises to Assignee and its successors and assigns, all of the right, title and interest of the Assignor in and to the Assets to be Sold and all of the rights, benefits and privileges of the Assignor thereunder, free and clear of any and all liens, encumbrances or other interests of third parties,  TO HAVE AND TO HOLD, the Assets to be Sold unto the Assignee, its successors and assigns, to and for its own proper use and benefit forever.

                      2.           The Assignor’s obligations and the Assignee’s rights, relating to causes of action arising from a breach of, or any event relating to, the Cardholder Agreements, including without limitation the Account Duties thereunder occurring prior to the date hereof shall be as set forth in the Purchase Agreement, the terms of which are incorporated herein by reference.

                      3.           All of the terms, agreements, covenants and conditions set forth herein shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.  No person or entity other than the Assignor and the Assignee and their respective successors and assigns shall have any rights hereunder.

4.           Nothing contained in this Assignment shall be deemed to limit or supersede any of the provisions of the Purchase Agreement.

                      5.           Whenever possible, each provision of this Assignment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Assignment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Assignment.  The Assignor shall execute such other documents and instruments as the Assignee may reasonably request to effectuate the assignment and transfer set forth herein.

                      6.           The laws of the State of Ohio applicable to contracts executed and wholly performed therein shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder.

                      7.           This Assignment has been executed in a number of counterparts, each of which shall be considered an original and no other counterpart need be produced.

           IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Bill of Sale as of the day and year first set forth above.

WORLD FINANCIAL NETWORK NATIONAL BANK

By:_________________________________

Name:_______________________________

Title:________________________________

SPIRIT OF AMERICA NATIONAL BANK

By:_________________________________

Name:_______________________________

Title:________________________________

[NOTARY PAGE FOLLOWS]

STATE  OF ______________________)
                                                          ) SS.:
COUNTY OF ____________________ )

           On this _____ day of _____________, 200__, before me, the undersigned Notary Public, personally appeared __________________________________________ and ___________________, personally known to me, who acknowledged themselves to be the ____________ and ______________ of World Financial Network National  Bank, a  national bank, and who acknowledged that they, being duly authorized to do so, executed the foregoing instrument as such officers for the purposes therein set forth.

           WITNESS my hand and official seal.

______________________________
Notary Public

STATE  OF ______________________)
                                                          ) SS.:
COUNTY OF ____________________ )

           On this _____ day of _______________, 200__, before me, the undersigned Notary Public, personally appeared __________________________________________ and ___________________, personally known to me, who acknowledged themselves to be the ____________ and ______________ of Spirit of America National Bank, a national bank, and who acknowledged that they, being duly authorized to do so, executed the foregoing instrument as such officers for the purposes therein set forth.

           WITNESS my hand and official seal.

______________________________
Notary Public

EXHIBIT 3
FORM OF ASSUMPTION AGREEMENT

This Assumption Agreement (this “Assumption Agreement”) is made as of this ______ day of ____________, 200_ by, WORLD FINANCIAL NETWORK NATIONAL BANK, a national bank (“Purchaser”) in favor of SPIRIT OF AMERICA NATIONAL BANK, a national bank (“Seller”),

W I T N E S S E T H:

           WHEREAS, under Section 2.2 of that certain Purchase Agreement between Seller and Purchaser dated as of _____________, 200__ (the “Purchase Agreement”) by and between Seller and Purchaser, Purchaser agreed to assume, pay and discharge or perform certain liabilities and obligations of Seller that relate to the Assets to be Sold,

           NOW, THEREFORE, in consideration of the foregoing, it is agreed as follows:

           1.           Capitalized terms used in this Assumption Agreement and not otherwise defined herein shall have the meaning ascribed to such terms in the Purchase Agreement.

           2.           Purchaser hereby agrees that it has assumed and does hereby assume from Seller, and has agreed and does hereby agree to pay and discharge or perform for Seller, as of the Transfer Date, the Assumed Liabilities, including without limitation the Account Duties in existence on or arising after the Transfer Date; provided, however, that Purchaser does not assume any liabilities arising from Seller’s failure to perform Account Duties prior to the Transfer Date and Seller’s liability with respect thereto shall be governed by the Purchase Agreement.

           3.           Nothing contained in this Assumption Agreement shall be deemed to limit or supersede any of the provisions of the Purchase Agreement.

           4.           Whenever possible, each provision of this Assumption Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Assumption Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Assumption Agreement.

           5.           The laws of the State of Ohio applicable to contracts executed and wholly performed therein shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder.

           6.           No person or entity other than Purchaser and Seller and their respective successors and assigns shall have any rights hereunder.  This Agreement may be executed in counterparts.

           IN WITNESS WHEREOF, parties hereto have caused this Assumption Agreement to be executed by a corporate officer thereunto duly authorized, all as of the day and year first above written.

PURCHASER:

WORLD FINANCIAL NETWORK NATIONAL BANK

By:___________________________
Name:_________________________
Title:__________________________

SELLER
SPIRIT OF AMERICA NATIONAL BANK

By:___________________________
Name:_________________________
Title:__________________________